Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Quaker City Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated July 17, 2003 related to the Quaker City Bancorp, Inc. 2002 Equity Incentive Plan of our report dated July 23, 2002, relating to the consolidated statements of financial condition of Quaker City Bancorp, Inc. and its subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002, Annual Report on Form 10-K of Quaker City Bancorp, Inc.

/s/ KPMG LLP

Los Angeles, California

July 17, 2003